Exhibit 99.1

General Moly, Inc. — NYSE MKT and TSX: GMO

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Phone: (303) 928-8599

Fax: (303) 928-8598

GENERAL MOLY ANNOUNCES RESULTS OF ANNUAL MEETING

LAKEWOOD, COLORADO — June 14, 2013, General Moly, Inc. (the “Company”) (NYSE MKT and TSX: GMO), a U.S.-based molybdenum mineral development, exploration and mining company, announced that it received approval for all proposals submitted to stockholders at its annual Meeting of Stockholders, which was held June 13, 2013 in Golden, Colorado.

Stockholders supported the election of Bruce D. Hansen, Mark A. Lettes, and Nelson F. Chen to the Board of Directors, who will serve for a term of three years, and ratified PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Stockholders, through an advisory vote, also approved of the Company’s executive compensation structure.

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General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE MKT (formerly the NYSE AMEX) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty Project that is also located in central Nevada, our goal is to become the largest pure play primary molybdenum producer in the world. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information — General Moly:

Investors - Scott Kozak	(303) 928-8591	skozak@generalmoly.com
Media - Zach Spencer	(775) 748-6059	zspencer@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections. Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company. These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to maintain required permits to continue construction, commence production and its ability to raise required project financing, adverse governmental regulation and judicial outcomes, including recent request for preliminary injunction and appeal of the Record of Decision, and appeal of water permits. The closing of tranche 2 of the Hanlong transaction, Hanlong’s ability to procure bank financing may not be fulfilled. For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC. The Company undertakes no obligation to update forward-looking statements.